Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
MSG Networks Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-164597 and 333-208482) on Form S-8 of MSG Networks Inc. of our report dated August 18, 2016, with respect to the consolidated balance sheets of MSG Networks Inc. as of June 30, 2016 and June 30, 2015 and the related consolidated statements of operations, comprehensive income, cash flows, and stockholders' equity (deficiency) for each of the years in the three-year period ended June 30, 2016, and the related consolidated financial statement schedule, and the effectiveness of internal control over financial reporting as of June 30, 2016, which report appears in the June 30, 2016 annual report on Form 10-K of MSG Networks Inc.

/s/ KPMG LLP

New York, New York
August 18, 2016